     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 2001

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 CINERGY CORP.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                31-1385023
    (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)                 Identification No.)

                            ------------------------

                             139 EAST FOURTH STREET
                              CINCINNATI, OH 45202
                                 (513) 287-1099
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                LISA D. GAMBLIN
                          VICE PRESIDENT AND TREASURER
                                 CINERGY CORP.
                             139 EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 287-4329
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        BRADLEY C. ARNETT, ESQ.               CHARLES S. WHITMAN, III, ESQ.
            Senior Counsel                        Davis Polk & Wardwell
             Cinergy Corp.                        450 Lexington Avenue
        139 East Fourth Street                     New York, NY 10017
         Cincinnati, OH 45202                (Counsel for the Underwriters)
     (Counsel for the Registrant)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                         PROPOSED             PROPOSED
                                     AMOUNT               MAXIMUM              MAXIMUM
   TITLE OF EACH CLASS OF             TO BE         OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED             UNIT(1)             PRICE(1)         REGISTRATION FEE
Debt Securities..............     $500,000,000             100%             $500,000,000           $125,000

(1) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED              , 2001
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                 CINERGY CORP.

                                    --------

                                  $500,000,000
                                DEBT SECURITIES

                                 --------------

WE WILL PROVIDE THE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
       PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND THE
                     SUPPLEMENTS CAREFULLY BEFORE YOU
                                    INVEST.

                               -----------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT
        APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS             , 2001

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".

    In this prospectus, unless the context indicates otherwise, the words "Cinergy," "the Company," "we," "our," "ours" and "us" refer to Cinergy Corp.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also read our filings at the regional offices of the Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the Commission's home page at http://www.sec.gov.

    This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act of 1933 (the "Securities Act"). It does not contain all of the information that is important to you. You should read the registration statement for further information with respect to Cinergy and the debt securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission highlights selected information, and in each instance reference is made to the copy of the document filed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated into this prospectus by reference.

    We also incorporate by reference any filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and until we sell all of the debt securities. You may request a copy of these filings at no cost, by writing or telephoning the office of Lisa D. Gamblin, Vice President and Treasurer, Cinergy Corp., 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 287-4329.

                                  THE COMPANY

    Cinergy Corp., a Delaware corporation created in October 1994, owns all outstanding common stock of The Cincinnati Gas & Electric Company (CG&E) and PSI Energy, Inc. (PSI), both of which are public utility subsidiaries. As a result of this ownership, we are considered a utility holding company. Because we are a holding company whose utility subsidiaries operate in multiple states, we are registered with and are subject to regulation by the SEC under the Public Utility Holding Company Act of 1935, as amended (PUHCA). Our other principal subsidiaries are:

    - Cinergy Investments, Inc. (Investments);

    - Cinergy Global Resources, Inc. (Global Resources);

    - Cinergy Technologies, Inc. (Technologies);

    - Cinergy Services, Inc. (Services); and

    - Cinergy Wholesale Energy, Inc. (CWE).

    CG&E, an Ohio corporation, is a combination electric and gas public utility company that provides service in the southwestern portion of Ohio and, through its subsidiaries, in nearby areas of Kentucky and Indiana. It has three wholly-owned utility subsidiaries and two wholly-owned non-utility subsidiaries. CG&E's principal utility subsidiary, The Union Light, Heat and Power Company (ULH&P), is a Kentucky corporation that provides electric and gas service in northern Kentucky. CG&E's other subsidiaries are insignificant to its results of operations.

    PSI, an Indiana corporation, is an electric utility that provides service in north central, central, and southern Indiana.

    The following table presents further information related to the operations of our domestic utility companies (our operating companies):

                                                                                       APPROXIMATE
                        PRINCIPAL LINE(S) OF BUSINESS         MAJOR CITIES SERVED   POPULATION SERVED
                  ------------------------------------------  -------------------   -----------------
CG&E and          - Generation, transmission, distribution,   Cincinnati, OH            2,017,000
subsidiaries      and sale of electricity                     Middletown, OH
                  - Sale and/or transportation of natural     Covington, KY
                    gas                                       Florence, KY
                                                              Newport, KY
                                                              Lawrenceburg, IN

PSI               - Generation, transmission, distribution,   Bloomington, IN           2,202,000
                  and sale of electricity                     Columbus, IN
                                                              Kokomo, IN
                                                              Lafayette, IN
                                                              New Albany, IN
                                                              Terre Haute, IN

ULH&P             - Transmission, distribution, and sale of   Covington, KY               330,000
                    electricity                               Florence, KY
                  - Sale and transportation of natural gas    Newport, KY

    Investments holds most of our domestic non-regulated, energy-related businesses and investments. Global Resources holds our international businesses and investments and directs our renewable energy investing activities (for example, wind farms). Technologies primarily holds our portfolio of technology-related investments. Services is a service company that provides our regulated and non-regulated subsidiaries with a variety of centralized administrative, management, and support services. CWE was formed in November 2000 to act as a holding company for Cinergy's energy commodity businesses, including production, as the generation assets eventually become unbundled from the utility subsidiaries.

    We currently have over 8,300 employees. Our principal executive offices are located at 139 East Fourth Street, Cincinnati, Ohio 45202; our telephone number is (513) 287-1099.

                                USE OF PROCEEDS

    Unless otherwise set forth in a prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes including repayment of debt and construction costs.

                    SELECTED CONSOLIDATED INCOME INFORMATION

    The following tables show selected financial information of Cinergy. This information is derived from our historical results. See "Where You Can Find More Information." All amounts are in thousands except per share amounts.

                                               THREE MONTHS           YEAR ENDED DECEMBER 31,
                                                   ENDED        ------------------------------------
                                              MARCH 31, 2001       2000       1999(1)      1998(2)
                                              ---------------   ----------   ----------   ----------
Operating Revenues..........................    $3,706,529      $8,421,964   $5,937,888   $5,911,291
Depreciation and Amortization...............        88,564         373,965      353,820      326,492
Operating Income............................       248,892         861,628      693,223      585,064
Interest....................................        63,550         224,459      234,778      243,587
Income Taxes................................        58,304         251,557      208,671      117,187
Preferred Dividend Requirement..............           858           4,585        5,457        6,517
Net Income..................................       120,247         399,466      403,641      260,968
Earnings Per Common Share
  Net Income................................    $     0.76      $     2.51   $     2.54   $     1.65
Earnings Per Common Share--Assuming Dilution
  Net Income................................    $     0.75      $     2.50   $     2.53   $     1.65

---------

Notes:

  (1) In the third quarter of 1999, we realized a net contribution to earnings of approximately $0.43 per share (basic and diluted) when we sold our 50%
     ownership interest in Midlands Electricity plc.

     In the third quarter of 1999, extreme weather conditions resulted in a reduction in net income of $57.0 million ($16.0 million for CG&E, $41 million for PSI) after tax or $0.36 per share (basic and diluted).

  (2) The period reflects charges against income relating to (a) a one-time charge of $80.0 million (before taxes) for the implementation of a 1989 settlement of a dispute with the Wabash Valley Power Association, Inc. that resulted from the cancellation of the Marble Hill nuclear power station in 1984 and (b) the recording of $135.0 million (before taxes) of unrealized losses related to energy marketing and trading operations.

                          CONSOLIDATED CAPITALIZATION

                                                      OUTSTANDING                   OUTSTANDING
                                                    MARCH 31, 2001               DECEMBER 31, 2000
                                              ---------------------------   ---------------------------
                                                                % OF                          % OF
                                                AMOUNT     CAPITALIZATION     AMOUNT     CAPITALIZATION
                                              ----------   --------------   ----------   --------------
Total Debt..................................  $4,796,514          62%       $4,101,508          59%
Cumulative Preferred Stock
  Not Subject to Mandatory Redemption.......      62,834           1            62,834           1
Common Stock Equity.........................   2,835,152          37         2,788,961          40
                                              ----------         ---        ----------         ---
    Total Capitalization....................  $7,694,500         100%       $6,953,303         100%
                                              ==========         ===        ==========         ===

                       RATIO OF EARNINGS TO FIXED CHARGES

    Listed below is the ratio of earnings to fixed charges for the three months ended March 31, 2001 and for each year of the five year period ended
December 31, 2000.

                                                    THREE MONTHS
                                                       ENDED                     YEAR ENDED DECEMBER 31,
                                                     MARCH 31,     ----------------------------------------------------
                                                        2001         2000       1999       1998       1997       1996
                                                    ------------   --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges................      3.53         3.66       3.44       2.47       3.33       3.41

    For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of:

    - interest expense;

    - amortized premiums, discounts and capitalized expenses related to indebtedness; and

    - an estimate of the interest within rental expense.

                         DESCRIPTION OF DEBT SECURITIES

    This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under an Indenture between us and Fifth Third Bank, as Trustee.

    We have summarized certain terms and provisions of the Indenture. The summary is not complete. A form of the Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the Indenture for the provisions which may be important to you. Capitalized terms used in this summary have the meanings specified in the Indenture. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

GENERAL

    The Indenture allows us to issue debt securities in an unlimited amount from time to time.

    The debt securities will be unsecured obligations of Cinergy Corp.

    The relevant prospectus supplement will describe the terms of any debt securities being offered, including:

    - the title of the debt securities;

    - any limit on the aggregate principal amount of the debt securities;

    - the date or dates on which the principal of any of the debt securities will be payable;

    - the rate or rates at which any of the debt securities will bear interest, if any;

    - the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

    - the right, if any, to extend interest payment periods and the duration of any extension;

    - any redemption, repayment or sinking fund provisions;

    - the place or places where the principal of and any premium and interest on any of the debt securities will be payable;

    - the denominations in which any of the debt securities will be issuable;

    - the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;

    - any addition to or change in the events of default applicable to any of the debt securities and any change in the right of the Trustee or the holders to declare the principal amount of any of the debt securities due and payable;

    - any addition to or change in the covenants in the Indenture;

    - the applicability of or any change in the subordination provisions of the Indenture for a series of debt securities; and

    - any other terms of the debt securities not inconsistent with the provisions of the Indenture.

STRUCTURAL SUBORDINATION

    Cinergy Corp. is a holding company. As a consequence, the Debt Securities will be structurally subordinate to all secured and unsecured debt of Cinergy's operating subsidiaries.

SUBORDINATION OF CERTAIN DEBT SECURITIES

    The Indenture provides that one or more series of debt securities (the "Junior Subordinated Securities") may be subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company.

    No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Junior Subordinated Securities may be made if any Senior Debt is not paid when due, any default has not been cured or waived, or if the maturity of any Senior Debt has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before the holders of the Junior Subordinated Securities are entitled to receive or retain any payment. The rights of the holders of the Junior Subordinated Securities will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions applicable to Senior Debt.

    The term "Senior Debt" means the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

        (a) all indebtedness of the Company evidenced by notes, debentures, bonds, or other securities sold by the Company for money, excluding Junior Subordinated Securities, but including all first mortgage bonds of the Company outstanding from time to time;

        (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company; and

        (c) all renewals, extensions, or refundings of indebtedness of the kinds described in any of the preceding clauses (a) and (b);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is PARI PASSU with the Junior Subordinated Securities.

    The Indenture does not limit the aggregate amount of Senior Debt that the Company may issue.

EXCHANGE, REGISTER AND TRANSFER

    The debt securities of each series will be issuable only in fully registered form without coupons.

    The debt securities may be presented for exchange, registered and transferred in the manner, at the places and subject to the restrictions set forth in the debt securities and the relevant prospectus supplement. Subject to the limitations noted in the Indenture, you will not have to pay for such services, except for any taxes or other governmental charges associated with such services.

GLOBAL SECURITIES

    We may issue registered debt securities of a series in the form of one or more fully registered global debt securities (each "registered global security") that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). In such a case, we will issue one or more registered global securities. The face of such registered global securities, will set forth the aggregate principal amount of the series of debt securities that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for debt securities in definitive registered form, except that:

    - the depositary may transfer the whole registered global security to a nominee;

    - the depositary's nominee may transfer the whole registered global security to the depositary;

    - the depositary's nominee may transfer the whole registered global security to another of the depositary's nominees; and

    - the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee's) successor.

DEPOSITARY ARRANGEMENTS

    We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

    Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security ("participants") or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by such registered global security that are beneficially owned by such participants.

    Any dealers, underwriters or agents participating in the distribution of such debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and they will only be able to transfer such interests through the depositary's records. For people who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

    So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by such registered global security registered in their names, and will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders under the Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

INTEREST AND PREMIUM

    Payments of principal, premium, if any, and any interest on debt securities represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the trustee and its agents.

    We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

WITHDRAWAL OF DEPOSITARY

    If the depositary for any debt securities represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible under applicable law, and a successor depositary is not appointed within 90 days, debt securities in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, debt securities of such series in definitive form will be issued in exchange for all of the registered global security or registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

PAYMENT AND PAYING AGENTS

    Unless the applicable prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment.

    Unless the applicable prospectus supplement indicates otherwise, principal of and any premium and interest on the debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee in the City of Cincinnati will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

    All moneys paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of 18 months after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

    The Indenture does not contain any provision that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the debt securities.

EVENTS OF DEFAULT

    Each of the following is defined as an event of default under the Indenture with respect to debt securities of any series:

    - failure to pay principal of or any premium on any debt security of that series when due;

    - failure to pay any interest on any debt security of that series when due, continued for 30 days;

    - failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

    - failure to perform any other of our covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee, or the holders of at least 35% in principal amount of the outstanding debt securities of that series, as provided in the Indenture; and

    - certain events of bankruptcy, insolvency or reorganization.

    If an event of default (other than a bankruptcy, insolvency or reorganization event of default) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 35% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the Indenture may declare the principal amount of the debt securities of that series to be due and payable immediately. If a bankruptcy, insolvency or reorganization event of default with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series will automatically, and without any action by the Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver."

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an event of default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonably satisfactory indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series.

    No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

        (i) such holder has previously given to the Trustee written notice of a continuing event of default with respect to the debt securities of that series;

        (ii) the holders of at least 35% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonably satisfactory indemnity, to the Trustee to institute such proceeding as trustee; and

       (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

    We will be required to furnish to the Trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

    - change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

    - reduce the principal amount of, or any premium or interest on, any debt security;

    - reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

    - change the place or currency of payment of principal of, or any premium or interest on, any debt security;

    - affect the applicability of the subordination provisions to any debt security;

    - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

    - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture, reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify such provisions with respect to modification and waiver.

    The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

    Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as we may specify (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

DEFEASANCE AND COVENANT DEFEASANCE

    Under the Indenture, we may elect to have the provisions of the Indenture relating to defeasance and discharge of indebtedness or the provisions relating to defeasance of certain restrictive covenants applied with respect to the debt securities of any series.

    DEFEASANCE AND DISCHARGE. If we elect to have the provisions of the Indenture relating to defeasance and discharge of indebtedness applied to any debt securities, we will be discharged from all our obligations with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

    DEFEASANCE OF CERTAIN COVENANTS. If we elect to have the provisions of the Indenture relating to defeasance of certain covenants applied to any debt securities, we may omit to comply with certain restrictive covenants that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, which are described above (with respect to such restrictive covenants) under "events of default" and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to such debt securities. In order to exercise such option, we will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. We will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event that we were to exercise this option with respect to any debt securities and such debt securities subsequently were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government Obligations deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities but might not be sufficient to pay the amounts due upon acceleration resulting from the event of default. In such case, we would remain liable for such payments.

TITLE

    Cinergy and the Trustee, and any agent of Cinergy or the Trustee may treat the person in whose name a debt security is registered as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

GOVERNING LAW

    The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

    Fifth Third Bank will be the Trustee under the Indenture. Fifth Third Bank acts as Trustee for our other unsecured debt securities and the unsecured debt securities of our subsidiaries, including CG&E, PSI, ULH&P and Global Resources. Fifth Third Bank also acts as the Trustee for certain pollution control revenue bonds of PSI and CG&E, and acts as registrar for our common stock and for the preferred stock of PSI and CG&E. Fifth Third Bank makes loans to, acts as depositary for, and, in the normal course of business, also performs other services for PSI, CG&E and ULH&P.

                              PLAN OF DISTRIBUTION

    We may sell the debt securities directly to purchasers or indirectly through underwriters, dealers or agents. The names of any such underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We will also set forth in the relevant prospectus supplement:

    - the terms of the offering of the debt securities;

    - the proceeds we will receive from such a sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any initial public offering price;

    - any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which we may list the debt securities.

    We may distribute the debt securities from time to time in one or more transactions at:

    - a fixed price;

    - prices that may be changed;

    - market prices at the time of sale;

    - prices related to prevailing market prices; and

    - negotiated prices.

    We will describe the method of distribution in the relevant prospectus supplement.

    If we use underwriters with respect to a series of debt securities, we will set forth in the relevant prospectus supplement:

    - the name of the managing underwriter, if any;

    - the name of any other underwriters; and

    - the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any.

    The underwriters will acquire any debt securities for their own accounts and they may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price and at varying prices determined at the time of sale.

    Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any debt securities will:

    - entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

    - subject the obligations of the underwriters to certain conditions precedent; and

    - obligate the underwriters to purchase all debt securities offered in a particular offering if any such debt securities are purchased.

    In connection with an offering of debt securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. Specifically, underwriters may:

    - overallot in connection with the offering, creating a syndicate short position;

    - bid for, and purchase, debt securities in the open market to cover syndicate short positions;

    - bid for, and purchase, debt securities in the open market to stabilize the price of the debt securities; and

    - reclaim selling concessions allowed for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in syndicate covering transactions, in stabilization transactions or otherwise.

    Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    If we use a dealer in an offering of debt securities, we will sell such debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.

    If we use an agent in an offering of debt securities, we will name the agent and describe the terms of the agency in the relevant prospectus supplement. Unless we indicate otherwise in the prospectus supplement, we will require an agent to act on a best efforts basis for the period of its appointment.

    Dealers and agents named in a prospectus supplement may be considered underwriters of the debt securities described in the prospectus supplement under the Securities Act. We may indemnify them against certain civil liabilities under the Securities Act. In the ordinary course of business, we may engage in transactions with underwriters, dealers and agents and they may perform services for us.

    We may solicit offers to purchase debt securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to such sales. We will describe the terms of any such offer in the relevant prospectus supplement.

    If we authorize underwriters or other agents to solicit offers to purchase debt securities from institutional investors pursuant to contracts providing for payment and delivery at a future date, we will indicate that we are doing so in the relevant prospectus supplement. We must approve all purchasers under such contracts; the institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We will not subject the obligations of such purchasers to any conditions except that:

    - we will not allow such purchases if they violate the laws of any jurisdiction to which a proposed purchaser is subject; and

    - if we are also selling the debt securities to underwriters, we will not sell to the underwriters subject to delayed delivery.

    Underwriters and other agents will not be responsible for the validity or performance of such contracts providing for payment and delivery at a future date.

    We will set forth in the relevant prospectus supplement the anticipated delivery date of debt securities and the prospectus delivery obligations of dealers.

                                 LEGAL MATTERS

    The validity of the debt securities will be passed upon for us by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Cinergy Corp.'s financial statements and schedules incorporated by reference in this prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration fee............................................  $125,000
Rating agency fees..........................................   279,250
Printing....................................................    40,000
Trustees's fees and expenses................................    20,500
Legal fees and expenses.....................................    75,000
Accounting fees and expenses................................    42,500
Miscellaneous...............................................    17,750
                                                              --------
    Total...................................................  $600,000
                                                              ========
    All of the above, except for the registration fee, are
      estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As a Delaware corporation subject to the Delaware General Corporation Law ("DGCL"), the Registrant is empowered by Section 145 of such law to indemnify officers and directors against certain expenses, liabilities and payments, as therein provided. Article VI of the Registrant's By-Laws provides that the Registrant shall indemnify specified persons, including its officers and directors against liabilities under certain circumstances. Also, Article VI provides that the Registrant may purchase and maintain insurance on behalf of or for any director, officer, employee or agent for protection against certain liabilities or claims asserted against such persons. In addition, Article Sixth of the Registrant's Certificate of Incorporation provides limits to the personal liability of its directors for breach of fiduciary duties to the fullest extent permitted by the DGCL.

    The Registrant maintains an insurance policy covering its directors and officers against certain civil liabilities, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

       EXHIBIT
       NUMBER                     DESCRIPTION
---------------------             -----------
         1                 --     Form of Underwriting Agreement

         4                 --     Form of Indenture between Cinergy Corp. and Fifth Third
                                  Bank, as Trustee.

         5                 --     Opinion of Taft, Stettinius & Hollister LLP as to legality of the Debt Securities

        12                 --     Computation of ratio of earnings to fixed charges

        23(a)              --     Consent of Taft, Stettinius & Hollister LLP (included in
                                  their opinion filed as Exhibit 5)

        23(b)              --     Consent of Arthur Andersen LLP, Cincinnati, Ohio (see page
                                  II-5)

        24(a)              --     Power of Attorney

        24(b)              --     Certified copy of resolution of the Finance Committee of
                                  Cinergy's Board of Directors

        25                 --     Form T-1 Statement of Eligibility under the Trust Indenture
                                  Act of 1939 of the Fifth Third Bank

ITEM 17.  UNDERTAKINGS

(a) The Registrant undertakes:

    (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment to the registration statement) which, individually or in the aggregate, represent a fundamental change in the information contained in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraph (i) and
             (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment is deemed to be a new registration statement relating to the securities offered under such registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section
    305 (b)(2) of that Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on July 24, 2001.

                                                  CINERGY CORP.

                                                  By:                 JAMES E. ROGERS*
                                                       ----------------------------------------------
                                                                       James E. Rogers
                                                              Chairman of the Board, President
                                                                 and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURES                                    TITLE                         DATE
                ----------                                    -----                         ----
(i)  Principal executive officer:

             JAMES E. ROGERS*
    ---------------------------------       Chairman of the Board, President and Chief  July 24, 2001
             James E. Rogers                 Executive Officer

(ii)  Principal financial officer:

           /s/ R. FOSTER DUNCAN
    ---------------------------------       Executive Vice President and Chief          July 24, 2001
             R. Foster Duncan                Financial Officer

(iii) Principal accounting officer:

          /s/ BERNARD F. ROBERTS
    ---------------------------------       Vice President and Comptroller              July 24, 2001
            Bernard F. Roberts

(iv) Directors:

     JAMES K. BAKER*                        Director                                    July 24, 2001
     MICHAEL G. BROWNING*                   Director                                    July 24, 2001
     PHILLIP R. COX*                        Director                                    July 24, 2001
     JOHN A. HILLENBRAND II*                Director                                    July 24, 2001
     GEORGE C. JUILFS*                      Director                                    July 24, 2001
     THOMAS E. PETRY*                       Director                                    July 24, 2001
     JACKSON H. RANDOLPH*                   Director                                    July 24, 2001
     MARY L. SCHAPIRO*                      Director                                    July 24, 2001
     JOHN J. SCHIFF, JR.*                   Director                                    July 24, 2001
     PHILIP R. SHARP*                       Director                                    July 24, 2001
     DUDLEY S. TAFT*                        Director                                    July 24, 2001

          *By /s/LISA D. GAMBLIN
    ---------------------------------
    Lisa D. Gamblin, Attorney-in-fact

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report, on Cinergy Corp.'s consolidated financial statements, dated January 23, 2001, included in Cinergy Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000, and to all references to our Firm included in this Registration Statement.

                                          ARTHUR ANDERSEN LLP

Cincinnati, Ohio
July 24, 2001.

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                     DESCRIPTION
---------------------             -----------
         1                 --     Form of Underwriting Agreement

         4                 --     Form of Indenture between Cinergy Corp. and Fifth Third
                                  Bank, as Trustee.

         5                 --     Opinion of Taft, Stettinius & Hollister LLP as to legality of the Debt Securities

        12                 --     Computation of ratio of earnings to fixed charges

        23(a)              --     Consent of Taft, Stettinius & Hollister LLP (included in
                                  their opinion filed as Exhibit 5)

        23(b)              --     Consent of Arthur Andersen LLP, Cincinnati, Ohio (see page
                                  II-5)

        24(a)              --     Power of Attorney

        24(b)              --     Certified copy of resolution of the Finance Committee of
                                  Cinergy's Board of Directors

        25                 --     Form T-1 Statement of Eligibility under the Trust Indenture
                                  Act of 1939 of the Fifth Third Bank